Exhibit 10.1

MUTUAL SETTLEMENT AND RELEASE AGREEMENT

This Mutual Settlement and Release Agreement (the “Agreement”) is entered into as of March 19, 2025, by and between reAlpha Tech Corp., a Delaware corporation with its principal place of business at 6515 Longshore Loop, Dublin, Ohio 43017 (“reAlpha”), and Unreal Estate Inc., a Delaware corporation with its principal place of business at ______________ (“Unreal Estate”). reAlpha and Unreal Estate may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into certain agreements, including the following (collectively the “Agreements”):

1.	Convertible Promissory Note dated November 19, 2024 (the “Note”);

2.	Letter Agreement dated November 19, 2024 (the “Letter Agreement”);

3.	Assignment of Membership Interest dated November 19, 2024 (the “Assignment Agreement”);

4.	USRealty Membership Interest Purchase Agreement dated November 19, 2024 (the “Purchase Agreement”);

WHEREAS, disputes have arisen between the Parties regarding their respective obligations under the Agreements, and the Parties now desire to fully and finally settle and resolve all disputes, obligations, and claims between them;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. PAYMENT

1.1. Settlement Payment. reAlpha shall pay Unreal Estate the total sum of Eighty Thousand Dollars ($80,000.00) in cash (the “Settlement Payment”).

1.2. Payment Terms. The Settlement Payment shall be delivered by the close of business, one business day following the execution and delivery of this Agreement by Unreal Estate and the provision of the audit results by Unreal Estate (or on the following Tuesday if the deadline falls on a Monday). The payment shall be deemed delivered when dropped in the mail or a wire has been initiated.

1.3. Audit.  Contemporaneous with execution and delivery of this Agreement to reAlpha,  Unreal Estate will provide reAlpha the results of the independent third party audit of realpha.com.

2. OWNERSHIP OF MEMBERSHIP INTERESTS

2.1. USRealty Shares. reAlpha shall retain full ownership and control over all membership interests in USRealty Brokerage Solutions, LLC, free and clear of any claims by Unreal Estate.

3. MUTUAL RELEASE

3.1. Release by Unreal Estate. Unreal Estate, on behalf of itself and its affiliates, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges reAlpha, its officers, directors, employees, agents, representatives, successors, and assigns, from any and all claims, demands, liabilities, actions, causes of action, obligations, damages, and expenses (including attorney’s fees) of any kind, known or unknown, arising out of or related to the Agreements.

3.2. Release by reAlpha. reAlpha, on behalf of itself and its affiliates, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges Unreal Estate, its officers, directors, employees, agents, representatives, successors, and assigns, from any and all claims, demands, liabilities, actions, causes of action, obligations, damages, and expenses (including attorney’s fees) of any kind, known or unknown, arising out of or related to the Agreements, except as to the representations and warranties of Seller in the USRealty Purchase Agreement and in the Assignment Agreement, transferring all title, rights and interests in USRealty to reAlpha (which transfer is reaffirmed). Notwithstanding anything to the contrary, this Agreement shall not release Ryan Gehris from the Independent Contractor Agreement dated November 19, 2024.

For point of emphasis only, this release shall void the Letter Agreement and Note.

3.3. No Further Obligations. Except for the obligations expressly set forth in this Agreement, the Parties agree that all obligations, rights, and claims under the Agreements are hereby fully and finally released and extinguished.

4. CONFIDENTIALITY

4.1. Non-Disclosure. The Parties agree that the terms and conditions of this Agreement, as well as any negotiations or discussions related thereto, shall remain strictly confidential and shall not be disclosed to any third party, except as required by law or necessary to enforce the terms of this Agreement.

4.2. Limited Disclosure. Notwithstanding the foregoing, the Parties may disclose the existence of this Agreement to their legal and financial advisors, tax professionals, and auditors, provided that such persons agree to maintain the confidentiality of the Agreement.

5. NON-DISPARAGEMENT

5.1. Mutual Non-Disparagement. The Parties agree that neither they nor their respective officers, directors, employees, agents, or representatives shall make or publish, directly or indirectly, any disparaging, negative, or defamatory statements, whether oral or written, regarding the other Party, its business, or its personnel.

6. REPRESENTATIONS AND WARRANTIES

6.1. Each Party represents and warrants that it has full legal authority to enter into this Agreement, that it has not assigned or transferred any claims released herein, and that it has had the opportunity to consult with legal counsel before executing this Agreement.

6.2. reAlpha shall indemnify and hold harmless Unreal Estate (its officers, directors, employees, agents, representatives, and successors) from and against all claims made by reAlpha shareholders against Unreal Estate. Unreal Estate shall indemnify and hold harmless reAlpha (its officers, directors, employees, agents, representatives, and successors) from and against all claims made by its shareholders against reAlpha.

7. GENERAL PROVISIONS

7.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

7.2. No Admission of Liability. This Agreement is a compromise of disputed claims and shall not be construed as an admission of liability by either Party.

7.3. Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral.

7.4. Amendments. No modification or amendment of this Agreement shall be valid unless in writing and signed by both Parties.

7.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.6. Construction Against Drafter. This Agreement shall be deemed to have been drafted jointly by the Parties and shall not be construed for or against either Party on the basis of authorship.

7.7. Opportunity to Consult Counsel. Each Party acknowledges that it has had the opportunity to consult with independent legal counsel regarding this Agreement, and that it fully understands its rights and obligations hereunder.

7.8  Authority to Sign: The undersigned represent and warrant that they have the full legal right, power, and authority to bind and execute this Agreement on behalf of the entity for which they sign.

IN WITNESS WHEREOF, the Parties have executed this Mutual Settlement and Release Agreement as of the date first written above.

reALPHA TECH CORP.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

UNREAL ESTATE INC.

By:	/s/ Kyle Stoner
Name:	Kyle Stoner
Title:	Chief Executive Officer

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